PRESS RELEASE For immediate release

NVE Corporation Reports First Quarter Results

EDEN PRAIRIE, Minn.—July 23, 2008—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter ended June 30, 2008.

Total revenue for the first quarter of fiscal 2009 increased 3% to $4.86 million from $4.71 million in the prior-year quarter. The revenue increase was due to a 7% increase in product sales to $4.55 million for the first quarter of fiscal 2009 from $4.27 million in the prior-year quarter. Net income for the first quarter of fiscal 2009 increased 20% to $1.90 million, or $0.40 per diluted share, compared to $1.59 million, or $0.33 per diluted share, for the prior-year quarter.

“Product sales drove strong profits,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D. “Gross margin was 71% of revenue, operating margin 52%, pretax margin 58%, and net margin 39%.”

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data. NVE has also licensed its spintronic magnetoresistive random access memory technology, commonly known as MRAM.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as risks in continued growth in revenue and profitability, risks associated with our reliance on several large customers, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K and other reports filed with the SEC.

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                           NVE CORPORATION
                        STATEMENTS OF INCOME
           QUARTERS ENDED JUNE 30, 2008 AND 2007 (Unaudited)

                                            Quarter Ended June 30
                                             2008            2007
                                         ------------    ------------
 Revenue
   Product sales                         $  4,547,322    $  4,269,100
   Contract research and development          316,464         440,183
                                         ------------    ------------
 Total revenue                              4,863,786       4,709,283
 Cost of sales                              1,407,432       1,442,968
                                         ------------    ------------
 Gross profit                               3,456,354       3,266,315
 Expenses
   Selling, general, and administrative       529,484         563,743
   Research and development                   386,032         507,637
                                         ------------    ------------
 Total expenses                               915,516       1,071,380
                                         ------------    ------------
 Income from operations                     2,540,838       2,194,935
 Interest income                              254,435         224,521
 Other income                                   3,400              --
                                         ------------    ------------
 Income before taxes                        2,798,673       2,419,456
 Provision for income taxes                   896,057         832,121
                                         ------------    ------------
 Net income                              $  1,902,616    $  1,587,335
                                         ============    ============
 Net income per share - basic            $       0.41    $       0.34
                                         ============    ============
 Net income per share - diluted          $       0.40    $       0.33
                                         ============    ============
 Weighted average shares outstanding
   Basic                                    4,643,402       4,630,570
   Diluted                                  4,788,460       4,809,915
 Supplemental financial data
   Stock-based compensation              $      5,598    $      7,292
   Cash paid for income taxes            $         --    $     79,313

                            NVE CORPORATION
                            BALANCE SHEETS
                       JUNE 30 AND MARCH 31, 2008

                                          (Unaudited)
                                         June 30, 2008   March 31, 2008
                                         -------------   --------------
 ASSETS
 Current assets
   Cash and cash equivalents             $  1,838,391    $  1,885,867
   Marketable securities, short term          795,778         795,728
   Accounts receivable, net of
    allowance for uncollectible
    accounts of $15,000                     2,051,301       3,226,027
   Inventories                              2,532,476       2,456,804
   Deferred tax assets                        633,406         453,405
   Prepaid expenses and other assets          585,227         529,616
                                         ------------    ------------
 Total current assets                       8,436,579       9,347,447
 Fixed assets
   Machinery and equipment                  5,206,786       5,205,288
   Leasehold improvements                     436,794         436,794
                                         ------------    ------------
                                            5,643,580       5,642,082
   Less accumulated depreciation            4,349,535       4,276,680
                                         ------------    ------------
 Net fixed assets                           1,294,045       1,365,402
 Marketable securities, long term          25,522,348      22,055,279
                                         ------------    ------------
 Total assets                            $ 35,252,972    $ 32,768,128
                                         ============    ============

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities
   Accounts payable                      $    350,521    $    434,808
   Accrued payroll and other                1,157,714         632,338
   Deferred revenue                           166,667         187,500
                                         ------------    ------------
 Total current liabilities                  1,674,902       1,254,646

 Shareholders' equity
   Common stock                                46,601          46,387
   Additional paid-in capital              18,993,596      18,539,538
   Accumulated other comprehensive
    (loss) income                            (189,142)        103,158
   Retained earnings                       14,727,015      12,824,399
                                         ------------    ------------
 Total shareholders' equity                33,578,070      31,513,482
                                         ------------    ------------
 Total liabilities and shareholders'
  equity                                 $ 35,252,972    $ 32,768,128
                                         ============    ============